Exhibit 3.19
CERTIFICATE OF FORMATION
OF
INVACARE FLORIDA HOLDINGS, LLC
A Delaware Limited Liability Company
FIRST:           The name of the limited liability company is Invacare Florida Holdings, LLC.
SECOND:      Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned, being the individual authorized to form the Company, has executed, signed and acknowledged this Certificate of Formation this 20th day of September, 2005.

/s/ Gregory J. Dziak

Gregory J. Dziak
Authorized Representative